UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2013

FBC HOLDING, INC.
(Exact name of registrant as specified in its charter)

NV	000-52854	71-1026782
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

60 Cedar Lake West, Denville, NJ	07834
(address of principal executive offices)	(zip code)

(201) 213-2504
(registrant’s telephone number, including area code)

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7. REGULATION FD

ITEM 7.01 Regulation FD Disclosure

REVERSE STOCK SPLIT

On December 26,  2012,  the Board of  Directors  of FBC Holding  Inc.,  a Nevada corporation (the "Corporation") authorized and approved a reverse stock split of one for five hundred (1:500) of our total issued and outstanding  shares of common stock (the "Stock  Split").  The Stock Split was approved by the Board of Directors of the Company in the best  interests of the Company and based upon consideration  of certain  factors  including,  but not  limited to: (i) current trading price of the Company's  shares of common stock on the OTC Bulletin Board and  potential  to increase the  marketability  and  liquidity of the  Company's common stock;  (ii) possible  reluctance  of brokerage  firms and  institutional investors to recommend  lower-priced stocks to their clients or to hold in their own portfolios;  and (iii) desire to meet future requirements of per-share price and net tangible  assets and  shareholders'  equity  relating to  admission  for trading on other  markets.

The Stock  Split was  effectuated  on February 6, 2013 upon  filing the  appropriate documentation  with  FINRA.  The Stock  Split  decreased  our total  issued  and outstanding  shares of common stock from 4,204,980,323 to 8,409,961 shares of common stock.  The common stock will continue to be $0.001 par value.  The  shareholder record date was December 26, 2012.

CERTIFICATE OF CHANGE

On December 26, 2012,  the  Corporation  filed with the Nevada  Secretary of State a certificate of change to the Articles of  Incorporation  to reflect no change in its authorized capital structure pertaining to the Stock Split. Therefore, as of the date of this Current Report, the Corporation's  authorized capital structure remains at 5,000,000,000 shares of common stock, par value of $0.001.

ITEM 9.01. Financial Statements and Exhibits

(A) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

Not applicable.

(B) PRO FORMA FINANCIAL INFORMATION.

Not applicable.

(C) SHELL COMPANY TRANSACTION.

Not applicable.

(D) EXHIBITS.

3.1  Certificate of Change FBC Holding  Inc. as filed with the Nevada Secretary of State on December 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FBC HOLDING, INC.

Dated: February 6, 2013	/s/ Frank Russo
Frank Russo
Chief Executive Officer